RYDEX | SGI FUNDS
805 King Farm Boulevard, Suite 600
Rockville, Maryland 20850
November 22, 2011
IMPORTANT NOTICE REGARDING YOUR INVESTMENT
Dear Shareholder:
As of October 13, 2011, you owned shares of the Rydex | SGI Funds. Recently, we sent you proxy materials for the Funds’ Special Joint Meeting of Shareholders scheduled for November 22, 2011. The meeting has been adjourned to December 13, 2011. In order to conduct the formal business of the meeting we need sufficient proxy voting participation by shareholders. We have received voting instructions from many of the Funds’ shareholders, but as of the date of this letter, your vote has not been received. Due to the size of your investment, your vote is important to obtaining a quorum for this meeting. Please take a moment now to cast your vote.
More information regarding this Special Joint Meeting of Shareholders and the proposals can be found in the proxy statement. If you would like another copy of the proxy statement, have any proxy-related questions, or would like to vote your proxy by phone, please call 1-877-864-5058 for assistance. Representatives are available between the hours of 9:00 a.m. and 11:00 p.m. Eastern Time.
The Board of Trustees has carefully considered the proposals, believes the proposals to be in the best interests of shareholders, and unanimously recommends that you vote FOR each of the proposals.
Your vote matters and will help the Fund(s) to obtain the required number of votes to hold the meeting and avoid additional costs of further solicitation. Please help the Fund(s) by taking a moment to cast your vote today. Thank you for your assistance with this important matter.
Sincerely,
/s/ Richard M. Goldman
Richard M. Goldman
President

1.	Vote by Touch-tone Phone. You may cast your vote by telephone by calling the toll-free number found on the enclosed proxy card.

2.	Vote Through the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

3.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided. If convenient for you, please utilize one of the first two options above to insure that your response is received in time for the Special Joint Meeting on December 13th.
OBO